Exhibit 10.5.7

SEVENTH AMENDMENT TO LEASE

This SEVENTH AMENDMENT TO LEASE (this "Agreement"), made as of the 18th day of November, 2024, by and between 230 TZ PROPERTY LLC, a New York limited liability company, having an office at 1055 Stewart Avenue, Suite 16, Bethpage, New York 11714 (hereinafter called "Landlord"), and RESEARCH FRONTIERS INCORPORATED, a Delaware corporation, having an address at 240 Crossways Park Drive, Woodbury, New York 11797 (hereinafter called "Tenant").

RECITALS

WHEREAS, Industrial & Research Associates Co. ("Industrial & Research"), as predecessor-in-interest to Landlord, and Tenant entered into an Agreement of Lease, dated November 7, 1986 (the "Original Lease") for the lease of 5,984 rentable square feet of space (the "Original Premises") within the building located at 240 Crossways Park Drive, Woodbury, New York (the "Building"); and

WHEREAS, Industrial & Research and Tenant entered into a First Amendment to Lease, dated November 26, 1991 (the "First Amendment"), whereby, among other things, the term of the Lease was extended through January 31, 1997; and

WHEREAS, Industrial & Research and Tenant entered into a Second Amendment to Lease, dated March 11, 1994 (the "Second Amendment"), whereby, among other things, (i) Tenant leased an additional 2,124 rentable square feet of space in the Building (the "First Expansion Premises"), and (ii) the term of the Lease was extended through January 31, 1999; and

WHEREAS, Industrial & Research and Tenant entered into a Third Amendment to Lease, dated July 14, 1998 (the "Third Amendment"), whereby, among other things, the term of

the Lease was extended through January 31, 2004; and

WHEREAS, Industrial & Research and Tenant entered into a Fourth Amendment to Lease, dated January 13, 2024 (the "Fourth Amendment"), whereby, among other things, (i) Tenant leased an additional 1,395 rentable square feet of space in the Building (the "Second Expansion Premises" and, together with the Original Premises and the First Expansion Premises, collectively, the "Existing Premises"), and (ii) the term of the Lease was extended through January 31, 2014; and

WHEREAS, CLK-HP 230-240 Crossways Park LLC and Lake Park 230-240 Crossways Park LLC, collectively, as predecessors-in-interest to Landlord, and Tenant entered into a Fifth Amendment to Lease, dated as of February 21, 2014 (the "Fifth Amendment"), whereby, among other things, the term of the Lease was extended through March 31, 2025; and

WHEREAS, RXR 230-240 Crossways Park Drive Owner LLC, as predecessor-in-interest to Landlord, and Tenant entered into a Sixth Amendment to Lease, dated as of May 16, 2016 (the "Sixth Amendment" and, together with the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, sometimes hereinafter collectively referred to as the "Lease"), whereby, among other things, the parties agreed to certain understandings and resolutions with respect to work performed pursuant to the Fifth Amendment; and

WHEREAS, Landlord and Tenant desire to further amend the Lease so as to, among other things, extend the Term of the Lease through and including December 31, 2027 (the "Extended Expiration Date"), all subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for

other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

1.1 The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.

1.2 Unless expressly set forth to the contrary and except as modified by this Agreement, all capitalized or defined terms shall have the meanings ascribed to them in the Lease.

ARTICLE II

Lease Modifications

The Lease is hereby modified and amended as follows:

2.1 Exterior Items. Tenant shall be required, at its sole cost and expense, to relocate the vehicle shown on Exhibit "1C" annexed hereto to a location on or about the exterior of the Building to be designated by Landlord, in Landlord's sole discretion (it being understood and agreed that Landlord may re-designate the storage area for such vehicle from time to time throughout the Term of the Lease (as same may be extended), and repair any damage caused as a result of the relocation of such vehicle at Tenant's sole cost and expense. It is further agreed between Landlord and Tenant that the exterior storage structures shown and identified on Exhibits "1A" and "1B" annexed hereto and made a part hereof may remain at the Building, subject to the following: (a) Landlord, at its option and at any time during the term hereof, may paint the structure(s) with a color chosen by Landlord, and (b) in the event any permits or approvals are required for the exterior storage structures, Tenant, at its sole cost and expense,

shall be solely responsible and obligated to obtain the same.

2.2 Term. The term of the Lease is hereby extended to the Extended Expiration Date, unless sooner terminated pursuant to any of the provisions of the Lease. Accordingly, all references made to the "expiration" or scheduled termination of the term of the Lease shall mean and refer to the Extended Expiration Date.

2.3 Rent.

2.3.1 From the date of this Agreement through and including August 31, 2024, the Basic Rent for the Existing Premises shall continue to be payable in accordance with the terms and conditions of the Lease, including, without limitation, Section 2.3(B) of the Fifth Amendment.

2.3.2 From and after September 1, 2024 (the "Effective Date"), Basic Rent with respect to the Existing Premises shall be payable as follows:

(a) From September 1, 2024 through and including December 31, 2025, Basic Rent shall be $216,987.00 per annum, payable in equal monthly installments of $18,082.25.

(b) From January 1, 2026 through and including December 31, 2026, Basic Rent shall be $223,496.64 per annum, payable in equal monthly installments of $18,624.72.

(c) From January 1, 2027 through and including the Extended Expiration Date, Basic Rent shall be $226,849.08 per annum, payable in equal monthly installments of $18,904.09.

2.3.3 Notwithstanding anything to the contrary set forth in the foregoing Basic Rent Schedule, provided Tenant is not in default under any of the terms or provisions of the Lease or this Agreement, Tenant shall receive a Basic Rent credit in the amount of $18,082.25,

to be applied toward the Basic Rent otherwise payable during the calendar month of December 2024. Tenant shall continue to be responsible for all other amounts of Basic Rent and additional rent payable during such concession period.

2.3.4 In addition to Basic Rent set forth herein, Tenant shall continue to pay all items of additional rent payable under the Lease (as may have been amended herein) with respect to the Existing Premises through the Extended Expiration Date.

2.4 Base Year Taxes. Effective as of the Effective Date, the term "Base Year Taxes" (as set forth in Section 3.02(A)(ii) of the Lease, as inserted pursuant to Section 2.4 of the Fifth Amendment), shall mean and refer to (a) with respect to Taxes imposed on a fiscal year basis, the Taxes actually due and payable with respect to the 2023/2024 fiscal tax year, as finally determined, and (b) with respect to Taxes imposed on a calendar year basis, the Taxes actually due and payable with respect to the 2024 calendar year, as finally determined.

2.5 Escalation Year. Effective as of the Effective Date, the term "Escalation Year" (as set forth in Section 3.02(A)(iii) of the Lease, as inserted pursuant to Section 2.4 of the Fifth Amendment), shall mean and refer to (a) with respect to Taxes imposed on a fiscal year basis, any fiscal tax year after the 2023/2024 fiscal tax year which shall include any part of the Term, and (b) with respect to Taxes imposed on a calendar year basis, any calendar year after the 2024 calendar year which shall include any part of the Term.

2.6 Condition of the Existing Premises. Tenant hereby acknowledges and agrees that all work that was required to be performed or made by Landlord under the Lease has been performed, provided nothing contained herein shall be deemed to modify or affect Landlord's existing repair and maintenance obligations as provided in the Lease. In furtherance of the foregoing, Landlord agrees to continue its remediation efforts, at Landlord's expense, in order to

address and prevent water penetration within the Existing Premises. Except as provided in the preceding sentences, Tenant accepts the Existing Premises in its current "as is" condition as of the date hereof and agrees that Landlord shall not be required to perform any work, make any installations or incur any expense in order to prepare the Premises for Tenant's continued occupancy thereof.

2.7 Extension Option. Effective immediately, Article XXXIX of the Lease, as inserted pursuant to Section 2.12 of the Fifth Amendment, is hereby deleted in its entirety.

2.7.2 Subject to the provisions of Section 2.7.2.2 below, Landlord hereby grants to Tenant an option (each, an "Extension Option") to extend the Term of the Lease for two (2) additional terms of two (2) years each (each, an "Extension Term").

2.7.2.1 Each Extension Option shall be exercised only by written notice (an "Extension Notice") delivered by Tenant to Landlord at least nine (9) months before the expiration of the Term or the first Extension Term, as applicable. Time shall be of the essence with respect to delivery of an Extension Notice and in the event of the failure of Tenant to deliver an Extension Notice within the specified time, these Extension Options shall lapse, and Tenant shall have no further right to extend the Term.

2.7.2.2 These Extension Options shall be exercisable by Tenant and Lease shall commence for the applicable Extension Term only upon satisfaction of the following conditions:

(a) At the time Landlord receives an Extension Notice and at the commencement of the applicable Extension Term related thereto, Tenant shall not be in default with respect to any of its obligations under the Lease (beyond any applicable notice and grace period provided in the Lease for the cure thereof); and

(b) At the time Landlord receives an Extension Notice and at the commencement of the applicable Extension Term, the Tenant named in the Lease shall not have assigned the Lease (other than to an Affiliate of, or Successor to [as such terms are defined in Section 8.05 of the Lease] Tenant to which the Lease is assigned) or sublet any portion of the Existing Premises.

2.7.2.3 Each Extension Term shall be on all of the same terms and conditions set forth in the Lease applicable to the Term, including provisions for additional rent payments, except as follows:

(a) Basic Rent for each Extension Term shall be payable as follows:

Extension Term	Basic Rent	Monthly Installments of Basic Rent
First Lease Year of first Extension Term	$237,107.52	$19,758.96
Second Lease Year of first Extension Term	$244,220.76	$20,351.73
First Lease Year of second Extension Term	$251,547.36	$20,962.28
Second Lease Year of second Extension Term	$259,093.80	$21,591.15

2.7.2.4 All provisions for the payment of additional rent, including, without limitation, with respect to increases in Taxes, shall continue to apply during each

Extension Term without limitation.

2.7.2.5 Tenant shall have no option to further extend the Term beyond the Extension Term(s) herein provided.

2.8 Right of First Offer/Expansion Option. Effective immediately, Article XL of the Lease (as inserted pursuant to Section 2.13 of the Fifth Amendment) and Section "Fifth" of the Third Amendment are hereby deleted in their entirety.

2.9 Notice of Sale. Effective immediately, Section 2.17 of the Fifth Amendment is hereby deleted in its entirety.

2.10 Cancellation Option. Effective immediately, Article XLI of the Lease (as inserted pursuant to Section 2.14 of the Fifth Amendment) is hereby deleted in its entirety.

2.11 Notices. Notwithstanding anything to the contrary contained in the Lease, effective immediately, any bills, statements, consents, notices, demands, requests or other communications given or required to be given to Landlord shall be in writing and shall be addressed as follows:

230 TZ PROPERTY LLC
c/o TZ Real Estate Properties LLC
1055 Stewart Avenue, Suite 16
Bethpage, New York 11714

With a copy to: Bond, Schoeneck & King, PLLC
225 Old Country Road
Melville, New York 11747
Attention: Matthew C. Lamstein, Esq.,

2.12 Environmental. Effective as of the Effective Date of this Agreement, the following is inserted as a new Article XLII of the Lease: Tenant hereby agrees not to cause or permit any hazardous materials to be brought upon, stored, used, handled, generated, released or disposed of on, in or around the Demised Premises and/or the Building by Tenant or any related Tenant

parties, except in strict compliance with all applicable laws including, but not limited to all state, local and federal environmental laws. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Demised Premises and the Building, at its sole cost and expense, any and all such hazardous materials. It is further agreed that the indemnity provisions set forth in Section 38.1 of this Lease shall also apply with respect to Tenant's obligations under this Article XLII. Tenant's liability for environmental conditions shall be limited solely to those arising during the Term (including any extensions thereof) from the acts, omissions, negligence or willful misconduct of Tenant or Tenant's agents, employees, contractors, invitees and licensees. Tenant shall bear no liability for any environmental conditions which pre-existed Tenant's leasing and occupancy of the Premises, nor for any contamination caused by parties other than Tenant or Tenant's agents, employees, contractors, invitees and licensees. The provisions of this Article shall also survive the expiration or earlier termination of this Lease.

ARTICLE III

Broker

3.1 Tenant hereby represents to Landlord that this Agreement was not brought about by any broker other than Sholom & Zuckerbrot Realty LLC (the "Broker") and that all negotiations with respect to this Agreement were conducted exclusively with the Broker. Tenant agrees that if any claim is made for commissions by any other broker, then Tenant will hold Landlord free and harmless from any and all liabilities and expenses in connection therewith, including Landlord's reasonable attorney's fees and disbursements. Landlord shall pay any commissions owed to the Broker pursuant to a separate agreement between Landlord and the Broker.

ARTICLE IV

Ratification; Miscellaneous Provisions

4.1 Landlord and Tenant each represents and warrants that the Lease is presently in full force and effect.

4.2 The parties hereby ratify and confirm all of the terms, covenants and conditions of the Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Agreement. If there is a conflict between the provisions of the Lease, and the provisions of this Agreement, the provisions of this Agreement shall control.

4.3 The covenants, agreements, terms and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and/or assigns.

4.4 The parties hereto agree that this Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument, and that executed counterpart originals shall be satisfactory for purposes of enforcing this Agreement. For purposes of executing this Agreement, any signed document transmitted by facsimile machine or PDF shall be treated in all manner and respects as an original document. The signature of any party thereon shall be considered for those purposes as an original signature, and the document transmitted shall be considered to have the same binding legal effect as an original signature on an original document. No party may raise the use of a facsimile machine or PDF, or the fact that any signature was transmitted through the use of a facsimile or PDF as a defense to the enforcement of this Agreement.

4.5 Notwithstanding anything to the contrary contained in this Agreement, Landlord and Tenant acknowledge and agree that the effectiveness of this Agreement is expressly subject

to, and conditioned upon, the written consent of Landlord's existing mortgagee (if and to the extent required pursuant to Landlord's existing loan documents). To the extent required, Landlord shall use good faith and diligent efforts to obtain such consent following Tenant's execution of this Agreement and Landlord shall provide Tenant with a copy of such consent upon receipt thereof. If Landlord does not receive the written consent of the existing mortgagee (or otherwise confirm that no such consent is required) within thirty (30) days of the full execution and delivery of this Agreement, then Tenant shall have the right, to be exercised in writing by Tenant within five (5) business days of the expiration of such time period, to terminate this Agreement without penalty to Tenant (it being understood and agreed, however, that no such termination shall otherwise affect the Lease as same existed prior to the execution of this Agreement).

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IN WITNESS WHEREOF, the parties have executed this Seventh Amendment to Lease as of the day and year first above written.

230 TZ PROPERTY LLC

By: ______________________________
Name: Franklin Zuckerbrot
Title: Managing Member

RESEARCH FRONTIERS INCORPORATED

By: ______________________________
Joseph M. Harary, President and CEO

18605351.v2-10/24/24
18657015.v4-11/4/24

EXHIBIT "1A"

Exterior Items



EXHIBIT "1B"



<u>**EXHIBIT "1C"**</u>

